SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)



                               Liquid Audio, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   53631T 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-(c)

              [X]    Rule 13d-1(d)



                         (Continued on following pages)


                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 2 of 13 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners II, L.P. ("HWVP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        80,943 shares, except that HWEP II, the general partner of HWVPII may
              SHARES                          be deemed to have sole voting power, and John R. Hummer ("Hummer "),
           BENEFICIALLY                       Ann L. Winblad ("Winblad ") and Mark Gorenberg ("Gorenberg"), the
      OWNED BY EACH REPORTING                 members of HWEPII, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              80,943 shares, except that HWEP II, the general partner of HWVP II may be deemed to have sole dispositive power, and Hummer, Winblad and
                                              Gorenberg, the members of HWEP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       80,943
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.36%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 3 of 13 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund II, L.P. ("HWTF II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 4 of 13 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund IIA, L.P. ("HWTF IIA")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        488 shares, except that HWEP II, the general partner of HWTF IIA, may
              SHARES                          be deemed to have sole voting power, and Hummer, Winblad Gorenberg,
           BENEFICIALLY                       the members of HWEP II, may be deemed to have shared power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              488 shares, except that HWEP II, the general partner of HWTF IIA, may be deemed to have sole dispositive power, and Hummer, Winblad, and
                                              Gorenberg, the members of HWEP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       488
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 5 of 13 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners II, L.L.C. ("HWEP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              81,431 shares, 80,943 of which are directly owned by HWVP II and 488
             NUMBER OF                        of which are directly owned by HWTF IIA.  HWEP II, the general partner
              SHARES                          of HWVP II, HWTF II and HWTF IIA, may be deemed to have sole voting
           BENEFICIALLY                       power, and Hummer, Winblad and Gorenberg the members of HWEP II, may
      OWNED BY EACH REPORTING                 be deemed to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              81,431 shares, 80,943 of which are directly owned by HWVP II and 488 of which are directly owned by HWTF IIA.  HWEP II, the general partner of HWVP II, HWTF II and HWTF IIA, may be deemed to have sole voting power, and Hummer, Winblad and Gorenberg the members of HWEP II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       81,431
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.36%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 6 of 13 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer ("Hummer")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 81,431 shares, 80,943 of which are directly owned by HWVP II and 488
              PERSON                          of which are directly owned by HWTF IIA.  Hummer, a member of HWEP II
               WITH                           may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              81,431 shares, 80,943 of which are directly owned by HWVP II and 488 of which are directly owned by HWTF IIA.  Hummer, a member of HWEP II may be deemed to have shared power to vote these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       81,431
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.36%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 7 of 13 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad ("Winblad")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 81,431 shares, 80,943 of which are directly owned by HWVP II and 488
              PERSON                          of which are directly owned by HWTF IIA.  Winblad, a member of HWEP II
               WITH                           may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              81,431 shares, 80,943 of which are directly owned by HWVP II and 488 of which are directly owned by HWTF IIA.  Winblad, a member of HWEP II may be deemed to have shared power to vote these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       81,431
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.36%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 8 of 13 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg ("Gorenberg")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 81,431 shares, 80,943 of which are directly owned by HWVP II and 488
              PERSON                          of which are directly owned by HWTF IIA.  Gorenberg, a member of
               WITH                           HWEP II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              81,431 shares, 80,943 of which are directly owned by HWVP II and 488 of which are directly owned by HWTF IIA.  Gorenberg, a member of
                                              HWEP II, may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       81,431
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.36%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------                       -----------------------------
CUSIP NO. 53631T 10 2               13 G                 Page 9 of 13 Pages
---------------------------                       -----------------------------

         This statement amends the amended Statement on Schedule 13(G) filed by the Reporting Persons. Only those items as to which there is a change are included in this report.

ITEM 4.           OWNERSHIP

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                       (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                       (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                       (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

---------------------------                       -----------------------------
CUSIP NO. 53631T 10 2               13 G                 Page 10 of 13 Pages
---------------------------                       -----------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

---------------------------                       -----------------------------
CUSIP NO. 53631T 10 2               13 G                 Page 11 of 13 Pages
---------------------------                       -----------------------------


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001

                        /s/ John R. Hummer
                        ------------------------------------------------------
                        John R. Hummer, individually, and on behalf of HWVP II, in his capacity as a managing member of HWEP II, the general partner of HWVP II, on behalf of HWTF II, in his capacity as a managing member of HWEP II, the general partner of HWTF II, on behalf of HWTF IIA, in his capacity as managing member of HWEP II, and on behalf of HWEP II in his capacity as a managing member thereof.




                        /s/ Ann L. Winblad
                        ------------------------------------------------------
                        Ann L. Winblad




                        /s/ Mark Gorenberg
                        ------------------------------------------------------
                        Mark Gorenberg

---------------------------                       -----------------------------
CUSIP NO. 53631T 10 2               13 G                 Page 12 of 13 Pages
---------------------------                       -----------------------------



                                  EXHIBIT INDEX



                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  13

---------------------------                       -----------------------------
CUSIP NO. 53631T 10 2               13 G                 Page 13 of 13 Pages
---------------------------                       -----------------------------


                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule13G (or any amendment thereto) relating to the Common Stock of Liquid Audio, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule13G.

Date:  February 9, 2001

                        /s/ John R. Hummer
                        ------------------------------------------------------
                        John R. Hummer, individually, and on behalf of HWVPII, in his capacity as a managing member of HWEP II, the general partner of HWVP II, on behalf of HWTF II, in his capacity as a managing member of HWEP II, the general partner of HWTF II, on behalf of HWTF IIA, in his capacity as managing member of HWEP II, the general partner of HWTF IIA, and on behalf of HWEP II in his capacity as a managing member thereof.




                        /s/ Ann L. Winblad
                        ------------------------------------------------------
                        Ann L. Winblad




                        /s/ Mark Gorenberg
                        ------------------------------------------------------
                        Mark Gorenberg